Exhibit 21
SUBSIDIARIES OF ZIMMER HOLDINGS, INC.

Name	Jurisdiction
Zimmer, Inc.	Delaware
Zimmer US, Inc.	Delaware
Zimmer CEP USA Holding Co.	Delaware
Zimmer Technology, Inc.	Delaware
Zimmer GmbH	Switzerland
Zimmer Luxembourg Sarl	Luxembourg
Glencove Corporation XXVII, Consultadoria e Servicos Lda.	Portugal